UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2011

Shire plc
________________________________________________________________________________
(Exact name of registrant as specified in its charter)

Jersey, Channel Islands
________________________________________________________________________________
(State or other jurisdiction of incorporation)

0-29630                                                  98-0601486
(Commission File Number)                (IRS Employer Identification No.)

5 Riverwalk, Citywest Business Campus, Dublin
24, Republic of Ireland
________________________________________________________________________________
(Address of principal executive offices)                              (Zip code)

Registrant's telephone number, including area code               +353 1 429 7700

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.f13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets

On May 17, 2011, Shire plc (“Shire”) announced that Shire Pharmaceuticals Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Shire (“Purchaser”), ABH Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Purchaser (“Merger Sub”), Advanced BioHealing, Inc., a Delaware corporation (“ABH”), and, solely for the limited purposes set forth therein, Shire and Canaan VII L.P., a Delaware limited partnership, had entered into an Agreement and Plan of Merger (the “Merger Agreement”).  Shire is party to the Merger Agreement solely for the purposes of guaranteeing Purchaser’s obligations thereunder.

On June 28, 2011, in accordance with the terms of the Merger Agreement, Shire completed its acquisition of ABH pursuant to a merger in which Merger Sub was merged with and into ABH (the “Merger”), with ABH continuing as the surviving corporation and as an indirect wholly-owned subsidiary of Shire and a direct wholly-owned subsidiary of Purchaser.  As merger consideration and pursuant to the terms of the Merger Agreement, Purchaser paid an aggregate of approximately $738 million in cash, subject to certain customary post-closing adjustments, to the holders of outstanding shares of the capital stock and other equity instruments of ABH.  The purchase price was funded by a combination of Shire’s existing cash resources and a draw down of Shire’s revolving credit facility, which facility is described in greater detail under Item 7: Management’s discussion and analysis of financial condition and results of operations in the section entitled “Liquidity and capital resources – Revolving Credit Facilities Agreement” in Shire’s Annual Report on Form 10-K for the year ended December 31, 2010.

The foregoing description of the Merger pursuant to the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this report by reference.

Item 8.01. Other Events

On June 28, 2011, Shire issued a press release, which is filed as Exhibit 99.1 hereto and incorporated by reference herein, announcing the completion of the Merger.

Additional Information

The Merger Agreement has been included to provide security holders with information regarding its terms.  It is not intended to provide any other factual information about Shire, ABH or any other party to the Merger Agreement.  The representations, warranties and covenants contained in the Merger Agreement were made solely for the purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders.  Security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Shire, ABH or any other party to the Merger Agreement.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the public disclosures of Shire, ABH or any other party to the Merger Agreement.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated as of May 17, 2011, by and among Shire Pharmaceuticals Inc., ABH Merger Sub Inc., Advanced BioHealing, Inc., and, solely for the limited purposes set forth therein, Canaan VII L.P. and Shire plc.

99.01	Press Release dated June 28, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIRE PLC

By:	/s/ A C Russell
	Name:	Angus Russell
	Title:	Chief Executive Officer

Dated:  June 30, 2011

EXHIBIT INDEX

Number	Description

2.1
Agreement and Plan of Merger, dated as of May 17, 2011, by and among Shire Pharmaceuticals Inc., ABH Merger Sub Inc., Advanced BioHealing, Inc., and, solely for the limited purposes set forth therein, Canaan VII L.P. and Shire plc.

99.01	Press Release dated June 28, 2011.